CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTING FIRM

To the Board of Directors of Bovie Medical Corporation

We hereby consent to the incorporation by reference in Registration Statement Number 333-195624 on Form S-8 and Registration Statement Number 333-200986 on Form S-3 of Bovie Medical Corporation, of our report dated March 31, 2014, except for Note 19 as to which the date is May 8, 2014, on the consolidated balance sheet of Bovie Medical Corporation as of December 31, 2013, and the consolidated statements of operations, stockholders’ equity, and cash flows for the years ended December 31, 2013 and 2012, appearing in this Annual Report on Form 10-K..

 /s/ Kingery & Crouse, P.A.

Tampa, Florida
October 31, 2016